Exhibit 3.1

FOUR SPRINGS CAPITAL TRUST

ARTICLES OF AMENDMENT AND RESTATEMENT DECLARATION OF TRUST

Dated June   , 2017

FIRST:  Four Springs Capital Trust, a Maryland real estate investment trust (the “Trust”), formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time (“Title 8”), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.

SECOND:  The amendment to and restatement of the Trust’s Declaration of Trust has been duly advised and approved by the Trust’s Board of Trustees as required by law.

THIRD:  The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended.

ARTICLE I

GENERAL

The Trust is a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time (“Title 8”).  The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation, but nothing herein shall preclude the Trust from being treated for tax purposes as an association taxable as a corporation under the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

NAME

The name of the Trust is:

Four Springs Capital Trust

Under circumstances in which the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) determines that the use of the name of the Trust is not practicable, a majority of the entire Board, without action by the shareholders of the Trust, may amend this Declaration of Trust to change the name of the Trust.

ARTICLE III

PURPOSES AND POWERS

Section 3.1                                    Purposes.  The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of real property and interests in real property, including, without limitation or obligation, engaging in business as a real estate investment trust (“REIT”) within the meaning of Section 856 of the Code, as well as any other purposes permitted under Title 8.  Such activities may be entered into directly by the Trust, through qualified real estate investment trust subsidiaries of the Trust, through partnerships of which the general partner is the Trust or a qualified real estate investment trust subsidiary of the Trust, through a limited liability company taxed as a partnership, or in any other manner which would not prevent the Trust from qualifying as a real estate investment trust.

Section 3.2                                    Powers.  The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers set forth in this Declaration of Trust, as it may be amended, corrected or supplemented (this “Declaration of Trust”), which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in this Declaration of Trust.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company whose post office address is 7 St. Paul Street, Suite 1660, Baltimore, MD 21202.  The resident agent is an existing Maryland corporation.  The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE V

BOARD OF TRUSTEES

Section 5.1                                    Powers.  Subject to any express limitations contained in this Declaration of Trust or in the Amended and Restated Bylaws, as amended from time to time (the “Bylaws”), (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees, and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property and assets of the Trust.  The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust.  This Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board.  Any construction of this Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive.  The enumeration and definition of particular powers of the Board of Trustees included in this Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Trustees (collectively, the “Trustees,” and each individually, a “Trustee”) under the general laws of the State of Maryland or any other applicable laws.

The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status of the Trust as a REIT under the Code; to determine that compliance with any restriction or limitation on ownership or transfer of shares of the Trust’s beneficial interest set forth in Article VII of this Declaration of Trust is no longer required in order for the Trust to qualify as a REIT under the

Code; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Section 5.2                                    Number.  The number of Trustees shall be two, which number may be increased or decreased only pursuant to the Bylaws of the Trust, provided, however, the total number of Trustees shall not be less than one and not more than fifteen.  The Trustees shall be elected at each annual meeting of shareholders in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws.  The names of the Trustees who shall serve until their successors are duly elected and qualify are:

William P. Dioguardi
Spencer F. Segura
Coby R. Johnson
Stephen R. Petersen
James S. Vaccaro
Peter S. Reinhart

Except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares (as defined below), any and all vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred.  It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

Section 5.3                                    Resignation or Removal.  Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice.  Subject to the rights of holders of one or more classes or series of Preferred Shares (as defined below) to elect or remove one or more Trustees, a Trustee may be removed at any time, with or without cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote generally in the election of Trustees.

Section 5.4                                    Determinations by Board.  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees concluded in good faith by the Board of Trustees to be consistent with the Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: (a) the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends; (b) redemption or repurchase of Shares or the payment of other distributions on Shares; (c) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit and net assets in excess of capital; (d) undivided profits or excess of profits over losses on sales of assets; (e) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (f) any interpretation of the terms, preferences, conversion rights, voting powers or other rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Shares; (g) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; (h) the number of Shares of any class of the Trust; (i) any matter relating to the acquisition, holding and disposition of any assets by the Trust; or (j) any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Trustees.

Section 5.5                                    REIT Qualification. If the Board of Trustees determines that it is no longer in the best interests of the Trust to continue to be qualified as a REIT, the Board of Trustees may revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

Section 6.1                                    Authorized Shares.  The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”).  The Trust has authority to issue 500,000,000 common shares of beneficial interest, $0.001 par value per share (“Common Shares”), and 100,000,000 preferred shares of beneficial interest, $0.001 par value per share (“Preferred Shares”).  If shares of one class are classified, reclassified or converted into shares of another class of shares pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph.  The Board of Trustees, with the approval of a majority of the entire Board and without any action by the shareholders of the Trust, may amend this Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

Section 6.2                                    Common Shares.  Subject to the provisions of Article VII and except as may otherwise be specified in the terms of any class or series of Common Shares, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote.  The Board of Trustees may reclassify any unissued Common Shares and reclassify any previously classified but unissued Common Shares of any class or series from time to time into one or more classes or series of Shares.

Section 6.3                                    Preferred Shares.  The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any class or series from time to time, into one or more classes or series of Shares.

Section 6.4                              Non-participating Common Shares.

Section 6.4.1  Number of Shares and Designation.  This class of Common Shares shall be designated as Non-participating Common Shares, par value $0.001 per share (the

“Non-participating Common Shares”), and 3,000,000 shall be the number of shares of Non-participating Common Shares constituting such class.

Section 6.4.2  Voting.  The Non-participating Common Shares shall not entitle the holder therefor to vote on any matters submitted to a vote of shareholders, including the election of Trustees.

Section 6.4.3  Definitions.  For purposes of this Section 6.4, the following terms shall have the following meanings:

“Annual Performance Period” shall mean the period commencing on January 1, 2018 and ending on December 31, 2018, and continuing thereafter for each calendar year, with the final period ending on December 31, 2022.

“Change of Control” shall mean the occurrence of any one or more of the following events:

(i)                                     an acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then-outstanding Common Shares (the “Outstanding Common Shares”) or (B) the combined voting power of the then-outstanding voting securities of the Trust entitled to vote generally in the election of trustees (the “Outstanding Voting Securities”);

(ii)                                  a change in the composition of the Board of Trustees such that the individuals who, as of the date of this amendment, constitute the Board of Trustees (such Board of Trustees shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Trustees; provided, however, that, for purposes of this definition, any individual who becomes a member of the Board of Trustees subsequent to the date of this amendment, whose election, or nomination for election by the Trust’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board of Trustees and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Trustees shall not be considered a member of the Incumbent Board;

(iii)                               the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Trust (a “Trust Transaction”); excluding, however, such Trust Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Shares and Outstanding Voting Securities immediately prior to such Trust Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding Common Shares, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of trustees, as the case may be, of the Trust resulting from such Trust Transaction (including, without limitation, a corporation that as a result of such transaction owns the Trust or all or substantially all of the Trust’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Trust Transaction, of the Outstanding Common Shares and Outstanding Voting Securities, as the case may be, (B) no Person (other than the Trust, any employee benefit plan (or related trust) of Trust or such corporation resulting from such Trust Transaction) will beneficially own, directly or indirectly, fifty percent (50%) or more of, respectively, the outstanding common shares of the Trust resulting from such Trust Transaction or the combined voting power of the outstanding voting securities of such Trust entitled to vote generally in the election of trustees except to the extent that such ownership derives from ownership of fifty percent (50%) or more interest in the Outstanding Common Shares and/or Outstanding Voting Security that existed prior to the Trust Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of trustees of the Trust resulting from such Trust Transaction; or

(iv)                              the approval by shareholders of a complete liquidation or dissolution of the Trust.

“Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Current Period Eligible Shares” shall have the meaning set forth in Section 6.14.7(a) hereof.

“Exchange Rate” shall mean the exchange rate per Non-participating Common Share for which the Non-participating Common Shares are exchangeable, as such Exchange Rate may be adjusted in the event of any stock split, subdivision or combination of the Common Shares, or in the event of any capital reorganization or reclassification of the capital stock of the Trust.  The initial exchange rate shall be one Non-participating Common Share for each Common Share (1:1).

“FFO Base Year” shall mean the year ending December 31, 2016.

“FFO Metric Eligible Shares” shall equal fifty percent (50%) of the Current Period Eligible Shares.

“FFO/Share Growth Rate” shall mean the funds from operations (FFO) per Common Share during an Annual Performance Period relative to the Trust’s pro forma FFO per Common Share for the FFO Base Year.

“Listing Event” shall mean the listing of the Common Shares for registration on a national securities exchange.

“Milestones” shall mean the FFO/Share Growth Rate and the TSR Relative Performance.

“Peer Group” shall mean a peer group as determined by a majority of the independent members of the Board of Trustees, which Peer Group may be adjusted by the Board of Trustees prior to the beginning of an Annual Performance Period if a majority of the independent members of the Board of Trustees determines in their reasonable judgment that such adjustment is in the best interest of the holders of Common Shares.

“Person” shall mean any individual, firm, partnership, corporation, limited liability Trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Total Return,” or “TSR”, shall mean the change in the market price of the Common Shares or each Peer Company, as the case may be, during the period beginning on January 1 and ending on December 31 of the relevant Annual Performance Period plus any dividends or distributions declared on the Common Shares or the common shares of the Peer Group, as the case may be, for such Annual Performance Period.

“Transfer Agent” means American Stock Transfer & Trust Company, or such other agent or agents of the Trust as may be designated by the Board of Trustees or its designee as the transfer agent for the Non-participating Common Shares and Common Shares.

“TSR Metric Eligible Shares” shall equal fifty percent (50%) of the Current Period Eligible Shares.

“TSR Relative Performance” shall mean the Total Return on the Common Shares relative to the Total Return on the common shares of the Peer Group.

Section 6.4.4  Dividends.  The holders of Non-participating Common Shares shall have no rights to receive any dividends from the Trust.

Section 6.4.5  Redemption Rights.  The holders of Non-participating Common Shares shall have no exchange or redemption rights or preemptive rights to subscribe to any securities of the Trust.

Section 6.4.6  Exchange of Non-participating Common Shares.

(a) Non-participating Common Shares may become exchangeable for Common Shares upon the achievement of the Milestones, or upon the occurrence of a Change of Control Event, during an Annual Performance Period.  The maximum number of Non-participating Common Shares which a holder may exchange for Common Shares as a result of the achievement of Milestones during any one Annual Performance Period shall be equal to one-third (1/3) of the Non-participating Common Shares received by such holder in the Restructuring plus any Non-participating Common Shares that did not become exchangeable at the end of a prior Annual Performance Period (collectively, the “Current Period Eligible Shares”). Any Non-participating Common Shares that have not become eligible to be exchanged on December 31, 2022 shall not become exchangeable and shall be forfeited and cancelled.

(b) A holder of Non-participating Common Shares shall be allowed to exchange a number of Current Period Eligible Shares for Common Shares after the end of each Annual Performance Period based on (1) FFO/Share Growth Rate; and (2) TSR Relative Performance.  The first Annual Performance Period for the FFO/Share Growth Rate metric and the TSR Relative Performance metric shall be the calendar year ending December 31, 2018.

(i)  The number of Current Period Eligible Shares that will become exchangeable for Common Shares at the end of an Annual Performance Period based on the FFO/Share Growth Rate, shall equal (1) 50% of such holder’s FFO Metric Eligible Shares if the Trust’s FFO/Share Growth Rate is at least equal to the Threshold Percentage for the relevant Annual Performance Period set forth in the table below, or (2) 100% of such holder’s FFO Metric Eligible Shares if the Trust’s FFO/Share Growth Rate is at least equal to the Target Percentage for the relevant Annual Performance Period set forth in the table below. Calculation of the FFO/Share Growth Rate shall be made on a pro forma basis giving effect to the issuance of Common Shares that become exchangeable for Non-participating Common Shares under both the FFO/Share Growth Rate metric and the TSR Relative Performance metric for the particular Annual Performance Period.  The number of Non-participating Common Shares that may be exchanged if the Trust’s FFO/Share Growth Rate is between the Threshold Percentage and Target Percentage will be determined by linear interpolation.

FFO/Share Growth Rate
Annual Performance Period Ending December 31,	Threshold Percentage	Target Percentage
2018	107.0%	109.0%
2019	114.5%	118.8%
2020	122.5%	129.5%
2021	131.1%	141.2%
2022	140.3%	153.9%

(ii) The number of Current Period Eligible Shares that will become exchangeable for Common Shares at the end an Annual Performance Period based on the Trust’s TSR Relative Performance, if any, will equal (1) 50% of such holder’s TSR Metric Eligible Shares if the Trust’s TSR is at least equal to the Threshold Percentile for the relevant Annual Performance Period set forth in the table below, or (2) 100% of such holder’s TSR Metric Eligible Shares if the Trust’s TSR is at least equal to the Target Percentile for the relevant Annual Performance Period set forth in the table below. The number of Non-participating Common Shares that may be exchanged if the Trust’s TSR is between the Threshold Percentile and the Target Percentile will be determined by linear interpolation. No Non-participating Common Shares will be exchangeable for Common Shares pursuant to the TSR Relative Performance metric if the Trust’s TSR is less than the Threshold Percentile of the Peer Group.

Peer Group TSR
Threshold Percentile	Target Percentile
35%	55%

(c) The number of Common Shares issued in exchange for Non-participating Common Shares may not exceed the number of outstanding Non-participating Common Shares

(i.e., the rate at which Non-participating Common Shares may be exchanged for Common Shares may not exceed 1:1).

(d) In the event that a Change of Control occurs on or prior to December 31, 2020, all Non-participating Common Shares shall automatically become exchangeable for Common Shares other than any Non-participating Common Shares that were previously not exchangeable due to a failure to achieve the Milestones (the “Failed Milestone Shares”), which Failed Milestone Shares shall be forfeited rather than exchanged.

(e) The Trust shall give the holders of record of Non-participating Common Shares prompt written notice of the achievement of the Milestones or the occurrence of a Change of Control Event during an Annual Performance Period, which notice shall state (1) the number of such holders’ Non-participating Common Shares which are exchangeable into Common Shares as a result of achievement of the Milestones or the occurrence of a Change of Control Event during such Annual Performance Period, as applicable; and (2) if such notice relates to the occurrence of the Milestones, the FFO/Share Growth Rate and TSR Relative Performance for such Annual Performance Period.  Before any holder of Non-participating Common Shares shall be entitled to exchange the same into Common Shares in accordance with this Section 6.4.6, such holder shall surrender to the Trust or its Transfer Agent any certificate or certificates representing such Non-participating Common Shares (or, if any such certificate has been lost, stolen or destroyed, a lost certificate affidavit with respect thereto), duly endorsed, at the office of the Trust or its Transfer Agent, and shall give written notice to the Trust (an “Exchange Notice”) at its principal offices, of such holder’s election to exchange such holder’s Non-participating Common Shares for Common Shares.  The Exchange Notice shall state the number of shares of Non-participating Common Shares which the holder thereof is electing to exchange for Common Shares and name or names in which the certificate or certificates for Common Shares are to be issued in exchange therefor.  If so required by the Trust or its Transfer Agent, certificates for Non-participating Common Shares surrendered by holders thereof for exchange into Common Shares in accordance with this Section 6.4.6(e) shall be accompanied by a written instrument of transfer in form reasonably satisfactory to the Trust or its Transfer Agent, duly executed by the holder of the Non-participating Common Shares being exchanged or by such holder’s attorney duly authorized in writing.

Section 6.5                                    Classified or Reclassified Shares.  Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the terms, preferences, conversion rights, voting powers or other rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series of Shares; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”) with respect to each class or series of Shares.  Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.5 may be made dependent upon facts ascertainable outside this Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT or other document constituting part of the Declaration of Trust with respect to such class or series of Shares.

Section 6.6                                    Authorization by Board of Share Issuance.  The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into or exercisable for Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in this Declaration of Trust or the Bylaws of the Trust.

Section 6.7                                    Dividends and Distributions.  The Board of Trustees may from time to time authorize and the Trust may declare to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine.  The Board of Trustees shall endeavor to authorize and cause the Trust to pay such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized by the Board of Trustees and declared by the Trust.  The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.7 shall be subject to the provisions of any class or series of Shares at the time outstanding.  Notwithstanding any other provision in this Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

Section 6.8                                    General Nature of Shares.  All Shares shall be personal property entitling the shareholders only to those rights provided in this Declaration of Trust or any articles supplementary hereto, as applicable.  The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust.  The death of a shareholder shall not terminate the Trust.  The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the share ledger of the Trust.

Section 6.9                                    Fractional Shares.  The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 6.10                             Declaration and Bylaws.  The rights of all shareholders and the terms of all Shares are subject to the provisions of this Declaration of Trust and the Bylaws of the Trust.

Section 6.11                             Divisions and Combinations of Shares.  Subject to an express provision to the contrary in the terms of any class or series of beneficial interest now or hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of shareholders, so long as the number of shares combined into one share in any such combination or series of combinations within any period of 12 months is not greater than ten.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1                                    Definitions.  For the purpose of this Article VII, the following terms shall have the following meanings:

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust (as defined below) as determined pursuant to Section 7.3.6, provided that each such beneficiary organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under Section 170(b)(1)(A) of the Code.

Charitable Trust.  The term “Charitable Trust” shall mean any separate trust created pursuant to Section 7.3.1 and administered in accordance with the terms of Section 7.3 for the exclusive benefit of one or more Charitable Beneficiaries.

Charitable Trustee.  The term “Charitable Trustee” shall mean the Person unaffiliated with the Trust and any Prohibited Owner (as defined below), that is appointed by the Trust to serve as trustee of the Charitable Trust.

Constructive Ownership.  The term “Constructive Ownership” shall mean, with respect to Equity Shares, stock, shares or interest in the assets or net profits of any direct or indirect tenant of the Trust, as applicable, ownership of such Equity Shares, stock, shares or interest by a Person, whether the interest in Equity Shares, stock, shares or interest is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Own”, “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Equity Shares.  The term “Equity Shares” shall mean shares of all classes or series, including, without limitation, Common Shares and Preferred Shares.

Excepted Holder.  The term “Excepted Holder” shall mean a shareholder of the Trust for whom an Excepted Holder Limit is created by this Article VII or by the Board of Trustees pursuant to Section 7.2.7.

Excepted Holder Limit.  The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 7.2.7, the percentage or other limit or limits established by the Board of Trustees for such Excepted Holder pursuant to Section 7.2.7.

Initial Date.  The term “Initial Date” shall mean [June   , 2017].

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date.  The “Closing Price” on any day shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined in good faith by the Board of Trustees.

NYSE.  The term “NYSE” shall mean the New York Stock Exchange.

Person.  The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Equity Shares, and if appropriate in the context, shall also mean any

Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

Share Ownership Limit. The term “Share Ownership Limit” shall mean, with respect to any class or series of Equity Shares of the Trust, nine and eight-tenths percent (9.8%) in value or in number of shares, whichever is more restrictive, of the outstanding shares of such class or series of Equity Shares of the Trust excluding any outstanding Equity Shares not treated as outstanding for federal income tax purposes, or such other percentage determined from time to time by the Board of Trustees in accordance with Section 7.2.8.  The value and number of the outstanding shares of any class or series of Equity Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote or receive dividends on Equity Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

TRS. The term “TRS” shall mean a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Trust.

Section 7.2                              Equity Shares.

Section 7.2.1  Ownership Limitations.  During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(a)                                                         Basic Restrictions.

(i)                                     (A) During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Share Ownership Limit applicable to such class or series of Equity Shares (other than the Non-participating Common Shares), and (B) no Person, other than an Excepted Holder, shall Beneficially Own or

Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)                                  Notwithstanding anything herein (including, without limitation, in Section 7.2.1(a)(i)), during the period commencing on the Initial Date and prior to the Restriction Termination Date, subject to Section 7.4 and except as provided in Section 7.2.7, the contrary, no Person shall Beneficially or Constructively Own Equity Shares to the extent that such Beneficial or Constructive Ownership of Equity Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code at any time after the Trust’s first taxable year as determined for United States federal income tax purposes (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy the gross income requirement of either Section 856(c)(2) or 856(c)(3) of the Code).

(iii)                               Notwithstanding anything herein (including, without limitation, Section 7.2.1(a)(i)) to the contrary, but subject to Section 7.4 and except as provided in Section 7.2.7 hereof,  any Transfer of Equity Shares that, if effective, would result in Equity Shares being beneficially owned at any time after the Trust’s first taxable year as determined for United States federal income tax purposes by fewer than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code) shall be prohibited.

(iv)                              During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4 and except as provided in Section 7.2.7 hereof, no Person shall Beneficially Own or Constructively Own Equity Shares to the extent such Beneficial Ownership or Constructive Ownership would cause the Trust to Constructively Own ten percent (10%) or more of the ownership interests in a tenant (other than a TRS) of the Trust’s real property within the meaning of Section 856(d)(2)(B) of the Code.

(b)                                                         Transfer in Trust; Void Ab Initio.

(1)                                 If any Person(s) would otherwise Beneficially Own or Constructively Own Equity Shares in violation of Section 7.2.1(a)(i), 7.2.1(a)(ii) or 7.2.1(a)(iii), then that number of Equity Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person(s) to violate Section 7.2.1(a)(i), 7.2.1.(a)(ii) or 7.2.1(a)(iii) (rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date on which such Beneficial or Constructive Ownership in violation of Section 7.2.1(a)(i), 7.2.1(a)(ii) or 7.2.1(a)(iii) would otherwise arise and such Person; or

(2)                                 If the transfer to the Charitable Trust described in paragraph (1) above would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), 7.2.1(a)(ii) or 7.2.1(a)(iii), then, in cases where the Beneficial or Constructive Ownership that would otherwise be in violation of Section 7.2.1(a)(i), 7.2.1(a)(ii) or 7.2.1(a)(iii)

arises from a Transfer, the Transfer of that number of Equity Shares that otherwise would cause any Person(s) to violate Section 7.2.1(a)(i), 7.2.1(a)(ii) or 7.2.1(a)(iii) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

(3)                                 In determining which Equity Shares are to be transferred to a Charitable Trust in accordance with this Section 7.2.1(b) and Section 7.3 hereof, (A) Equity Shares directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 7.2.1(b) (including by breaching, or failing to make, an appropriate representation, warranty or covenant for the benefit of the Trust), as determined by the Board of Trustees, shall be so transferred to a Charitable Trust in such a manner that minimizes the aggregate value of the Equity Shares that are transferred to the Charitable Trust, as determined by the Board of Trustees, and (B) if such transfers are not sufficient to cure the applicable violation of Sections 7.2.1(a)(i), (ii) or (iv) hereof, additional Equity Shares shall be so transferred to a Charitable Trust in such a manner that minimizes the aggregate value of the Equity Shares that are transferred to the Charitable Trust and to the extent not inconsistent therewith, on a pro rata basis, in each case as determined by the Board of Trustees; and

(4)                                 To the extent that, upon a transfer of Equity Shares pursuant to this Section 7.2.1(b), a violation of Section 7.2.1(a) would nonetheless be continuing (for example where the ownership of Equity Shares by a single Charitable Trust would result in the Equity Shares being beneficially owned (determined under the principles of Section 856(a)(5) of the Code) by less than 100 persons), the Equity Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of Section 7.2.1(a).

Section 7.2.2  Remedies for Breach.  If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Equity Shares in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem or repurchase Equity Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

Section 7.2.3  Notice of Restricted Transfer.  Any Person  who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 7.2.1(a), or any Person who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust’s status as a REIT.

Section 7.2.4  Owners Required To Provide Information.  From the Initial Date and prior to the Restriction Termination Date:

(a)                                                         Every owner of more than five (5%) percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Equity Shares, within 30 days after the end of each taxable year, shall give written notice in the form of an affidavit to the Trust stating the name and address of such owner, the number of Equity Shares actually owned and a description of the manner in which such shares are held.  Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such ownership on the Trust’s status as a REIT and to ensure compliance with the Share Ownership Limitation.

(b)                                                         Each Person who is a Beneficial or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5  Remedies Not Limited.  Subject to Section 5.1 of this Declaration of Trust, nothing contained in this Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust’s status as a REIT.

Section 7.2.6  Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it.  In the event Section 7.2 or Section 7.3 requires an action by the Board of Trustees and this Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

Section 7.2.7  Exceptions.

(a)                                                         Subject to Sections 7.2.1(a)(ii) and 7.2.1(a)(iii), a Person shall not be subject to the Share Ownership Limit at any time after such Person has provided the Board of Trustees with such representations and evidence, and has entered into such agreements, as are satisfactory to the Board of Trustees, in its reasonable discretion, to establish that:

(i)                                     such Person is not treated as an “individual” for purposes of Section 542(a)(2) of the Code,

(ii)                                  such Person’s Constructive Ownership of interests in tenants of the Trust (or tenants of any entity in which the Trust owns a direct or indirect interest) will not adversely affect the Trust’s ability to qualify as a REIT,

(iii)                               such Person’s Beneficial or Constructive Ownership of Equity Shares in excess of the Share Ownership Limit will not have an adverse effect on the Trust’s ability to qualify as a REIT; and

(iv)                              such Person has agreed that Equity Shares Beneficially or Constructively Owned by such Person in excess of what would otherwise be the applicable Share Ownership Limit will be automatically transferred to a Charitable Trust in accordance with Section 7.2.1(b) and 7.3 as necessary to prevent such Person’s Beneficial or Constructive Ownership of such Equity Shares from adversely affecting the Trust’s ability to qualify as a REIT; provided, however, that (I) this Section 7.2.7(a) shall not apply to any Person (including a Person that has previously provided the Board of Trustees with such representations and evidence and entered into such agreements) at any time that such Person is treated as an “individual” for purposes of Section 542(a)(2) of the Code and (II) this Section 7.2.7(a) shall not prevent Equity Shares Beneficially or Constructively Owned by the Person that has obtained an exemption under this Section 7.2.7(a) from being subject to the provisions of Section 7.2.1(b) hereof if any other Person would otherwise Beneficially or Constructively Own Equity Shares in excess of an Ownership Limitation applicable to such other Person.

(b)                                                         Subject to Section 7.2.1(a)(ii), the Board of Trustees will have the ability, in its discretion, to grant to any Person such other exemptions from the Share Ownership Limit (or to designate an Excepted Holder Limit for such Person) as it determines, in its discretion, are appropriate, if

(i)                                     the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person’s Constructive or Beneficial Ownership of Equity Shares will violate Section 7.2.1(a)(ii); and

(ii)                                  such Person represents that it does not and will not Constructively Own an interest in a tenant of the Trust (or a tenant of any entity an interest in which is directly or indirectly owned by the Trust) that would cause the Trust to Constructively Own ten percent (10%) or more of the ownership interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact.  For this purpose, a tenant from whom the Trust (or an entity in which the Trust holds a direct or indirect interest) derives (and, in the judgment of the Board of Trustees, is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board of Trustees, rents from such tenant would not adversely affect the Trust’s ability to qualify as a REIT, shall not be treated as a tenant of the Trust (or of an entity an interest in which is directly or indirectly owned by the Trust).

(c)                                                          Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a financial intermediary acting similarly in a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Share Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement and only so long as such underwriter or financial intermediary, as the case may be, does not Constructively Own an interest in a tenant of a Trust

(or a tenant of any entity directly or indirectly owned by the Trust) such that such tenant would be treated as described in Section 856(d)(2)(B) of the Code with respect to the Trust.

(d)                                                         The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Share Ownership Limit, subject to Sections 7.21(a)(ii) and (iii) hereof.

(e)                                                          Prior to granting any exception pursuant to Sections 7.2.7(b) and (d), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

Section 7.2.8  Change in Aggregate Share Ownership and Common Share Ownership Limits.  The Board of Trustees may from time to time increase or decrease the Share Ownership Limit; provided, however, that a decreased Share Ownership Limit will not be effective for any Person whose percentage ownership of Equity Shares is in excess of such decreased Share Ownership Limit until such time as such Person’s percentage ownership of Equity Shares equals or falls below the decreased Share Ownership Limit, and until such time as such Person’s percentage ownership of Equity Shares falls below such decreased Share Ownership Limit, any further acquisition of Equity Shares in excess of such decreased Share Ownership Limit will be in violation of the Share Ownership Limit and, provided further, that the new Share Ownership Limit would not allow five or fewer individuals (including any entity treated as an individual under Section 542(a)(2) of the Code and taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Equity Shares.

Section 7.2.9  Legend.  Each certificate, if any, for Equity Shares shall bear a legend summarizing the restrictions on transfer and ownership contained herein. Instead of a legend, the certificate, if any, may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

Section 7.3                              Transfer of Equity Shares in Trust.

Section 7.3.1  Ownership in Trust.  Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b).  The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.6.

Section 7.3.2  Status of Shares Held by the Charitable Trustee.  Equity Shares held by the Charitable Trustee shall be issued and outstanding Equity Shares of the Trust.  The Prohibited Owner shall have no rights in the shares held by the Charitable Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

Section 7.3.3  Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee shall be paid with respect to such Equity Shares by the Prohibited Owner to the Charitable Trust upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee.  Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.

The Charitable Trustee shall vote all Equity Shares held in the Charitable Trust in accordance with the recommendation of the Designated Proxy Firm and shall abstain if no such recommendation has been made.  For the purposes of this Section 7.3.3, the “Designated Proxy Firm” means a nationally recognized proxy advisory firm designated by the vote of a majority of the independent members of the Board of Trustees in their discretion from time to time; provided, however, that the independent members of the Board of Trustees shall not designate a Designated Proxy Firm after the date on which a meeting of stockholders has been called until after such meeting has been held; provided, further, however that if such meeting has been adjourned, no designation of a Designated Proxy Firm shall occur until after the date on which such adjourned meeting has been held.  The Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or other event that resulted in the transfer of Equity Shares to the Charitable Trustee pursuant to Section 7.3.1 an irrevocable proxy to the Charitable Trustee to vote such Equity Shares in accordance with this Section 7.3.3.

Notwithstanding the provisions of this Article VII, until the Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

Section 7.3.4  Compensation to Record Holder of Equity Shares that are Transferred to the Charitable Trust.  The Charitable Trustee shall have the exclusive and absolute right to sell or otherwise dispose of (whether in a public or private sale or disposition) any Equity Shares that shall have been transferred to the Charitable Trustee and/or otherwise that shall become held in the Charitable Trust pursuant to and in accordance with Section 7.3.1 in an orderly fashion so as not to materially adversely affect the Market Price of such Equity Shares held by it to any one or more Persons who or that may acquire and own such Equity Shares without such acquisition and/or ownership resulting in such Equity Shares again being transferred to the Charitable Trustee and/or otherwise to be held in a Charitable Trust pursuant to Section 7.3.1. Following discovery that Equity Shares had been transferred to the Charitable Trustee and/or held in the Charitable Trust pursuant to and in accordance with Section 7.3.1 or following the acceptance of the offer to purchase such Equity Shares in accordance with Section 7.3.5, the Prohibited Owner that is the record holder of such Equity Shares shall be entitled to receive from the Charitable Trustee following the sale or other disposition of such Equity Shares the lesser of (1) the amount paid by such Prohibited Owner for such Equity Shares or, if such Prohibited Owner did not give value for such Equity Shares in connection with the Transfer or other event which resulted in such Equity Shares to be transferred to the Charitable Trustee and/or held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of such Equity Shares on the day of such Transfer or other event, and (2) the amount actually received by the Charitable Trustee from the sale or other disposition of such Equity Shares (including a sale to the Trust or its designee pursuant to Section 7.3.5).  The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee, such shares are sold by a Prohibited Owner, then (i) such Equity Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Equity Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid by the Prohibited Owner to the Charitable Trustee upon demand.  Each Charitable Beneficiary and the Prohibited Owner waives any and all claims that it may have against the Charitable Trustee and the Trust arising out of the disposition of Equity Shares that were transferred to a Charitable Trustee and held in the Charitable Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 7.3.4 or 7.3.5 by the Charitable Trustee or the Trust.

Section 7.3.5  Purchase Right in Equity Shares Transferred to the Charitable Trustee.  Equity Shares transferred to the Charitable Trustee (and held in the Charitable Trust) shall be deemed to have been offered for sale to the Trust, or its designee, at a price equal to the lesser of (i) the price paid for such Equity Shares in the Transfer or other event that resulted in such transfer to the Charitable Trustee or, if the Prohibited Owner that is the record holder of such Equity did not give value for such Equity Shares in connection with the Transfer or other event which resulted in such Equity Shares to be transferred to the Charitable Trustee and/or held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of such Equity Shares on the day of such Transfer or other event, and (ii) the Market Price on the date the Trust, or its designee, accepts such offer.  The Trust shall have the right to accept such offer for a period of ninety (90) days following the later of (i) the date of the Transfer or other event which resulted in such Equity Shares having been transferred to the Charitable Trustee and/or held in the Charitable Trust, and (ii) the date the Board of Trustees shall have actual knowledge that such a Transfer or event had occurred (e.g., upon having received actual notice thereof pursuant to Section 7.2.3).  Upon such a sale by the Charitable Trustee to the Trust, the net proceeds from such sale shall be distributed pursuant to, and in accordance with, Section 7.3.4.

Section 7.3.6  Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Trust shall designate one or more organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under Section 170(b)(1)(A) of the Code.

Section 7.4                                    NYSE Transactions.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5                                    Enforcement.  The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6                                    Non-Waiver.  No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

Section 7.7                                    Severability.  If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VIII

SHAREHOLDERS

Section 8.1                                    Meetings.  There shall be an annual meeting of the shareholders, to be held on proper notice at such time (at least 30 days after the delivery of the Trust’s annual report to the shareholders) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust.  Except as otherwise provided in this Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws.  If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees.  Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

Section 8.2                                    Voting Rights.  Subject to the provisions of any class or series of Shares then outstanding, the shareholders (except the holders of Non-participating Common Shares) shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 5.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of this Declaration of Trust as provided in Article X; (c) termination of the Trust as provided in Section 12.2; (d) merger or consolidation of the Trust, or the sale or disposition of substantially all of the property owned by the Trust (the “Trust Property”), as provided in Article XI; (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification; and (f) those matters that must be approved by the shareholders in accordance with applicable law.  Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

Section 8.3                                    Preemptive and Appraisal Rights.  Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4, or as may otherwise be provided by contract, no holder of Shares shall, as such holder, (a) have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell.  Holders of Shares shall not be entitled to exercise any rights of an objecting shareholder provided for under Title 8 or Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the Board of Trustees, upon the affirmative vote of a majority of the Board of Trustees, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 8.4                                    Extraordinary Actions.  Except as specifically provided in Section 5.3 (relating to removal of Trustees), in Section 10.3 (relating to the amendment of this Declaration of Trust by Shareholder vote) and in Article XI, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of Shares (except the Non-participating Common Shares) entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 8.5                                    Board Approval.  The submission of any action to the shareholders for their consideration shall first be approved by the Board of Trustees.

Section 8.6                                    Action By Shareholders without a Meeting.  The Bylaws of the Trust may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, this Declaration of Trust or the Bylaws of the Trust, as the case may be.

ARTICLE IX

LIABILITY LIMITATION, INDEMNIFICATION

AND TRANSACTIONS WITH THE TRUST

Section 9.1                                    Limitation of Shareholder Liability.  No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a shareholder.

Section 9.2                                    Limitation of Trustee and Officer Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages.  Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.  No Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 9.3                                    Indemnification.  The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, Trustee or officer of the Trust or his or her service in any of the capacities set forth in clause (b) above.  The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and reimbursement of reasonable expenses in advance of final disposition of a proceeding to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

Section 9.4                                    Transactions Between the Trust and its Trustees, Officers, Employees and Agents.  Subject to any express restrictions in this Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

ARTICLE X

AMENDMENTS

Section 10.1                             General.  The Trust reserves the right from time to time to make any amendment to this Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Declaration of Trust, of any Shares.  All rights and powers conferred by this Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation.  An amendment to this Declaration of Trust (a) shall be signed and acknowledged by at least a majority of the Trustees, or an officer duly authorized by at least a majority of the Trustees, (b) shall be filed for record as provided in Section 13.5 and (c) shall become effective as of the later of the time the SDAT accepts the amendment for record or the time established in the amendment, not to exceed 30 days after the amendment is accepted for record.  All references to this Declaration of Trust shall include all amendments thereto.

Section 10.2                             By Trustees.  The Trustees may amend the Declaration of Trust from time to time, by the vote required and in the manner provided by Title 8, without any action by the shareholders, (i) to qualify as a real estate investment trust under the Code or under Title 8, (ii) in any respect in which the charter of a corporation may be amended in accordance with Section 2-605 of the Corporations and Associations Article of the Annotated Code of Maryland and (iii) as otherwise provided in this Declaration of Trust.

Section 10.3                             By Shareholders.  Except as otherwise provided in this Declaration of Trust, any amendment to this Declaration of Trust shall be valid only if approved by the affirmative vote of a majority of all the votes then outstanding and entitled to be cast on the matter, after the Board of Trustees has approved such amendment and submitted to the Shareholders for approval.  Any amendment to Section 5.2, Section 5.3, Article XI or to this sentence of this Declaration of Trust shall be valid only if approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

ARTICLE XI

MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust with or into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the Trust Property.  Any such action must be approved by the Board of Trustees and, after notice to all shareholders entitled to vote on the matter, by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

ARTICLE XII

DURATION AND TERMINATION OF TRUST

Section 12.1                             Duration.  The Trust shall continue perpetually unless terminated pursuant to Section 12.2 or pursuant to any applicable provision of Title 8.

Section 12.2                             Termination.

(a)                                 Subject to the provisions of any class or series of Shares at the time outstanding, after approval by a majority of the entire Board of Trustees, the Trust may be terminated at any meeting of shareholders approving a plan of liquidation and dissolution of the Trust, by the affirmative vote of a majority of all the votes entitled to be cast on the matter.  Upon the termination of the Trust:

(i)                                     The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii)                                  The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.  The Trustees may appoint any officer of the Trust or any other person to supervise the winding up of the affairs of the Trust and delegate to such officer or such person any or all powers of the Trustees in this regard.

(iii)                               After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

(b)                                 After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

ARTICLE XIII

MISCELLANEOUS

Section 13.1                             Governing Law.  This Declaration of Trust is executed by the undersigned and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

Section 13.2                             Reliance by Third Parties.  Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of this Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to this Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust.  No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

Section 13.3                             Severability.

(a)                                 The provisions of this Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of this Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination.  No Trustee shall be liable for making or failing to make such a determination.  In the event of any such determination by the Board of Trustees, the Board shall amend this Declaration of Trust in the manner provided in Section 10.2.

(b)                                 If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

Section 13.4                             Construction.  In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders.  The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration of Trust.  In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.  In furtherance and not in limitation of the foregoing, in accordance with the provisions of Subtitles 6 and 7 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of “corporation” for purposes of such provisions.

Section 13.5                             Recordation.  This Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record this Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Declaration of Trust or any amendment hereto.  A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

FOURTH:  The foregoing amendments of the Declaration of Trust were approved by a majority of the entire Board of Trustees in accordance with Section 10.2 of the Declaration of Trust and is limited to a change expressly authorized by Section 8-501(e)(2) of Title 8.  The foregoing restatements of the Declaration of the Trust were approved by a majority of the entire Board of Trustees in accordance with Section 8.501.3 of Title 8.  The foregoing amendments and restatements do not amend the Declaration of Trust except for the amendments referred to in the immediately preceding sentences nor change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of any class or series of beneficial interest of the Trust, and such amendments and restatements contain all of the provisions of the Declaration of Trust currently in effect.

FIFTH:  The current address of the principal office of the Trust is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

SIXTH:  The name and address of the Trust’s current resident agent are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

SEVENTH:  The number of trustees of the Trust and the names of those currently in office are as set forth in Section 5.2 of the foregoing amendment and restatement of the Declaration of Trust.

EIGHTH:  The total number of shares of beneficial interest which the Trust has authority to issue remains 600,000,000, consisting of 497,000,000 common shares of beneficial interest, par value $0.001 per share, 3,000,000 non-participating common shares, par value $0.001 per share, and 100,000,000 preferred shares of beneficial interest, par value $0.001 per share.  The aggregate par value of all authorized shares of beneficial interest having par value remains $6,000,000.00.

The undersigned Trustees of the Trust acknowledge this Amended and Restated Declaration of Trust to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned each acknowledge that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused this Declaration of Trust to be signed in its name and on its behalf by its Trustees on this     day of June 2017.

TRUSTEES:

William P. Dioguardi
Trustee

Spencer F. Segura
Trustee

Coby R. Johnson
Trustee

Stephen R. Petersen
Trustee

James S. Vaccaro
Trustee

Peter S. Reinhart
Trustee